                                 SCHEDULE 14A
                                (Rule 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )


    Filed by the registrant [X]

    Filed by a party other than the registrant [ ]

    Check the appropriate box:

    [ ] Preliminary proxy statement    [ ] Confidential, for Use of the
                                           Commission Only (as permitted by
                                           Rule 14a-6(e)(2))
    [X] Definitive proxy statement

    [ ] Definitive additional materials

    [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                    FIRST OF MICHIGAN CAPITAL CORPORATION
-------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)



-------------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

    [X] No fee required.

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

    (5) Total fee paid:

--------------------------------------------------------------------------------

    [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

--------------------------------------------------------------------------------

    (2) Form, schedule or registration statement no.:

--------------------------------------------------------------------------------

    (3) Filing party:

--------------------------------------------------------------------------------

    (4) Date filed:

--------------------------------------------------------------------------------

                               FIRST OF MICHIGAN
                              Capital Corporation

                             100 RENAISSANCE CENTER
                                   26TH FLOOR
                            DETROIT, MICHIGAN 48243


                                                                January 27, 1997

Dear Stockholder:

     We are pleased to enclose our Notice of Annual Meeting to be held on February 27, 1997, Proxy Statement, Annual Report to Stockholders, and form of proxy.

     You are cordially invited to attend the Annual Meeting, but whether or not you expect to attend, your vote is highly important regardless of the number of shares you own. We strongly urge to you to sign and return your proxy to us promptly.

     If you have any questions about the Company, please do not hesitate to direct them to us or to other officers of the Company at the Annual Meeting or at any other time.





Edward Soule                             Conrad W. Koski
Chairman of the Board                    President and Chief Executive Officer

                               FIRST OF MICHIGAN
                              Capital Corporation



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                               FEBRUARY 27, 1997

     The Annual Meeting of Stockholders of First of Michigan Capital Corporation (the "Company") will be held at the Riverfront Ballroom of the Westin Hotel, Renaissance Center, Detroit, Michigan, on Thursday, the 27th day of February, 1997, at 9:00 a.m., E.S.T., for the following purposes:

      1. To elect two directors for terms expiring in 1999 and two directors for terms expiring in 2000.

      2. To consider and act upon a proposal to ratify the appointment of Ernst & Young LLP by the Board of Directors to act as independent public accountants of the Company for the fiscal year ending September 26, 1997.

      3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors of the Company has fixed the close of business on December 31, 1996, as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting. Accordingly, only stockholders of record on that date will be entitled to vote at the meeting. A complete list of the stockholders of record entitled to vote at the annual meeting will be open and available for examination by any stockholder, for any purpose germane to the meeting, from 9:00 a.m. to 5:00 p.m. at the Company's executive offices for ten days before the meeting.

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE THE ENCLOSED FORM OF PROXY AND RETURN IT IN THE ENCLOSED STAMPED,
SELF-ADDRESSED ENVELOPE PROMPTLY IN ORDER THAT YOU MAY BE REPRESENTED AT THE MEETING.

                                          By the Order of the Board of Directors



                                                    Lenore P. Denys
                                          Senior Vice President and Secretary

January 27, 1997

                               FIRST OF MICHIGAN
                              Capital Corporation



                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD FEBRUARY 27, 1997


     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of First of Michigan Capital Corporation (the "Company") of proxies to be voted at the Annual Meeting of stockholders of the Company to be held at the Riverfront Ballroom of the Westin Hotel, Renaissance Center, Detroit, Michigan, on Thursday, the 27th day of February, 1997, at 9:00 a.m., E.S.T., and any adjournment or adjournments thereof (the "Meeting"). The mailing address of the principal executive office of the Company is 100 Renaissance Center, 26th Floor, Detroit, Michigan 48243.

     A Notice of Annual Meeting, form of proxy, and the Company's Annual Report to Stockholders for the fiscal year ended September 27, 1996 accompany this Proxy Statement, which is first being sent or given to stockholders on January 31, 1997.


VOTING SHARES REPRESENTED BY PROXIES

     The Board of Directors knows of no business which will be presented to the Meeting other than the election of Directors and the ratification proposal identified as proposal 2 in the accompanying Notice of Annual Meeting.
However, if any other matters are properly presented to the Meeting, it is intended that the persons named in the enclosed proxy form will vote upon the same and act in accordance with their judgment. Shares represented at the Meeting by properly executed proxies in the form enclosed will be voted at the Meeting in the manner specified therein. If no instructions are specified in the proxy, the shares represented thereby will be voted FOR proposal 2 and FOR the election as directors of the nominees identified below. Any proxy may be revoked by the person giving it any time prior to being voted by giving a later dated proxy or by attending the Meeting, revoking the proxy, and voting in person.


STOCKHOLDERS ENTITLED TO VOTE AND PRINCIPAL STOCKHOLDERS

     Only stockholders of record at the close of business on December 31, 1996 (the "record date"), are entitled to vote at the Meeting. At the close of business on the record date, there were 2,599,925 shares of Common Stock, 10 cents par value ("Common Stock"), entitled to vote. Each share of Common Stock is entitled to one vote on each matter to be presented at the Meeting.

     So far as is known to the management, no person or group of persons owned beneficially as of the record date more than 5% of the outstanding Common Stock, the only outstanding voting security of the Company, other than the persons shown in the following table.

                                                        AMOUNT OF
NAME AND ADDRESS OF                                     BENEFICIAL  PERCENT
BENEFICIAL OWNER                                        OWNERSHIP   OF CLASS
----------------                                        ----------  --------
DST Systems, Inc.(1)
 1055 Broadway
 Kansas City, Missouri 64105....................         675,422(1)     26.0%

1888 Limited Partnership(2)
 c/o Day, Berry & Howard
 One Canterbury Green
 Stamford, Connecticut 06091....................         747,929(2)     28.8

Hal H. Smith III(3)
 One Griswold Street
 Detroit, Michigan 48226........................         173,356(3)      6.7

(1) Based upon disclosures contained in a Schedule 13D dated April 23, 1982, as amended, filed with the Securities and Exchange Commission (the "Commission") by DST Systems, Inc. ("DST"). Such amended filing indicates that DST has sole voting and dispositive power over all of the reported shares.

(2) Based upon disclosures contained in a Schedule 13D dated October 6, 1995, as amended, filed with the Commission by 1888 Limited Partnership (the "Partnership") and in Schedule 13D amendments filed October 10, 1995 by Louis C. Baker, who is the father of Directors Craig P. and Geoffrey B. Baker, and by Mr. Louis Baker's brother, Paxton Mendelssohn II. Such filings report that Messrs. Craig and Louis Baker and Mr. Mendelssohn constitute the sole general partners of the Partnership, each having a one-third general partnership interest as well as limited partnership interests, and that action by the Partnership requires the approval of the general partners holding at least two-thirds in interest of the general partners. In light of that approval requirement, each general partner has disclaimed beneficial ownership of any shares of Common Stock held by the Partnership, and the Partnership has reported having sole voting and dispositive power over such shares. The shares reported for the Partnership do not include 100 shares held by Mr. Craig Baker individually, 21,780 shares held by a trust of which Messrs. Craig and Louis Baker and one other person are co-trustees, 21,780 shares held by a trust of which Messrs. Geoffrey and Louis Baker and another person are co-trustees, and 21,780 shares held by a trust of which Mr. Mendelssohn and two other persons are co-trustees.

(3) Based upon disclosures contained in a Form 5 dated November 14, 1994 filed with the Commission by Mr. Smith.

                             ELECTION OF DIRECTORS

     Pursuant to the provisions of the Company's Certificate of Incorporation, the total number of Directors of the Company may range from five to twenty, with the precise number within that range at any given time to be as determined by the Board of Directors. Currently, the total number of Directors is fixed at six. The total Board is divided into three classes, with the membership in each class required to be as nearly equal as possible to those of the others, and the terms of office of the Directors are staggered by class over a cycle of three successive annual meetings of stockholders, such that normally an election of Directors to only one class is held each year. This year, however, because an annual meeting was not held in the last fiscal year, two Directors are to be elected to the class of Directors with terms scheduled to expire in 1999 (the "1999 class") and two Directors are to be elected to the class of Directors with terms scheduled to expire in 2000 (the "2000 class").

     Assuming the presence of a quorum, Directors will be elected at the Meeting for each of the 1999 class and the 2000 class, from among those persons duly nominated for that class, by a plurality of the votes for nominees for the class that are cast by holders of Common Stock present in person or by proxy and entitled to vote at the Meeting. Thus, those nominees for the 1999 class and those nominees for the 2000 class who receive the highest and second-highest numbers of votes for their election as Directors of the pertinent class will be elected, regardless of the number of votes which for any reason, including abstention, broker non-vote, or withholding of authority to vote, are not cast for the election of such nominees.

     It is intended that votes for election as Directors will be cast pursuant to the proxies hereby solicited (except to the extent authority is withheld) for the nominees named in this Proxy Statement. If any nominee shall be unable to serve, such proxies will be voted for such other person as may be nominated by the management.

     The following table sets forth information concerning the age, business background, positions with the Company, and record date ownership of Common Stock of each nominee and each Director whose term continues beyond 1996, based in each case on data furnished by him. It also sets forth the ownership of Common Stock as of the record date of each current and/or fiscal 1996 Executive Officer who is named in the Summary Compensation Table below and who is not also a Director, and of all Directors and current Executive Officers as a group, based on information so furnished. Except as indicated by footnote, each person exercises sole voting and investment power with respect to shares shown.



                                                                                        SHARES OF COMMON
                                                                                          STOCK OWNED
      NAME AND PRINCIPAL OCCUPATION OR                       SERVED AS A DIRECTOR       BENEFICIALLY AT
       EMPLOYMENT AT PRESENT AND FOR                                OF THE                DECEMBER 31,        PERCENT
 PAST FIVE YEARS AND CERTAIN DIRECTORSHIPS          AGE        REGISTRANT SINCE             1996(1)          OF CLASS(1)
--------------------------------------------        ---      --------------------      -----------------     -----------
                                           NOMINEES FOR TERMS EXPIRING IN 1999
------------------------------------------------------------------------------------------------------------------------
Conrad W. Koski, President and Chief                 51        November 18, 1996               66,361          2.6%
 Executive Officer of the Company and of
 its principal subsidiary, First of Michigan
 Corporation ("FoM"), since November 18,
 1996.  Prior thereto, Executive Vice
 President and Treasurer of the Company and
 FoM.
------------------------------------------------------------------------------------------------------------------------
Gerard M. Lavin, President, Chief Executive          54        March 16, 1995                25,000           1.0%
 Officer, and a director, Berger
 Associates, Inc., a mutual fund management
 company.  Also Chairman of the Board of
 Managers, BBOI Worldwide LLC (an investment
 management company), since November
 1996; President and a trustee, Berger/BIAM
 Worldwide Portfolios Trust and Berger/BIAM
 Worldwide Funds, each since May 1996;
 President and a trustee, Berger
 Institutional Products Trust, since October
 1995; and Vice President, DST Systems, Inc.
 (information processing and computer
 software services and products), since July
 1995.  Formerly President and Chief
 Executive Officer, Investors Fiduciary
 Trust Company (February 1992 to March 1995)
 and Chief Operating Officer, SUNAMERICA
 Asset Management Co. (January 1990 to
 February 1992).
------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------
                                           NOMINEES FOR TERMS EXPIRING IN 2000
-------------------------------------------------------------------------------------------------------------------

Geoffrey B. Baker, Investor. (2)                     46        April 25, 1985              77,432(2)           3.0%
===================================================================================================================
William H. Cuddy, Partner in the law firm of         61        March 12, 1994               1,000               *
 Day, Berry & Howard.  Formerly Chairman of
 the Board of Directors of the Company
 (April 25, 1995 to January 24, 1997).
===================================================================================================================

                                           DIRECTORS WHOSE TERMS EXPIRE IN 1998
-------------------------------------------------------------------------------------------------------------------
Craig P. Baker, Investor. (2)                        44        January 27, 1994            769,809(2)(3)      29.6%

-------------------------------------------------------------------------------------------------------------------
Edward Soule, Adjunct Professor of Business          44        January 24, 1997                  0              *
 Ethics, University of Missouri in St.
 Louis, since January 1, 1997.  Chairman of
 the Board of Directors of the Company since
 January 24, 1997.  Formerly Chief Financial
 Officer, Transworld Airlines (September
 1996 to December 1996), consultant to
 Edward Jones (securities brokerage) (June
 1995 to September 1996), and Partner and
 Chief Financial Officer, Edward Jones (May
 1986 to June 1995).
===================================================================================================================
                                         NON-DIRECTOR NAMED EXECUTIVES AND GROUP
-------------------------------------------------------------------------------------------------------------------
Charles R. Roberts                                                                               0              *
===================================================================================================================
Kenneth C. Eich(4)                                                                               0              *
===================================================================================================================
Steve Gasper, Jr.(4)                                                                             2              *
===================================================================================================================
Urban A. MacDonald(4)                                                                          100(5)           *
===================================================================================================================
All Directors and current Executive Officers as a group
(9 persons)(1)(2)(3)(5)                                                                    943,287            36.3%
-------------------------------------------------------------------------------------------------------------------

*    Less than 0.1%
(1) Where applicable, shares reported as owned include shares subject to options that are or will become exercisable within 60 days of the date of this Proxy Statement. For purposes of reporting the percentage owned as a group, all such optioned shares are treated as outstanding, but for purposes of reporting the percentage owned by an individual only such of those optioned shares as are held by the individual are treated as outstanding.
(2) Messrs. Geoffrey and Craig Baker are brothers. Shares reported for each include 21,780 shares as to which voting and investment power is shared as a co-trustee. See note (2) to table on page 2.
(3) Includes 747,929 shares owned by 1888 Limited Partnership of which Mr. Craig Baker is a general and limited partner. See note (2) to table on page 2. Mr. Baker disclaims beneficial ownership of these shares.
(4)  A former Executive Officer no longer with the Company.
(5) Includes 50 shares held by Mr. MacDonald's wife, as to which he disclaims beneficial ownership.

CERTAIN INFORMATION AS TO COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     The Executive Committee of the Board of Directors, which has full authority to act in lieu of the Board during the intervals between Board meetings, except with respect to such matters as are reserved to the entire Board by applicable law, held nine meetings during fiscal 1996. The current members of this committee are Craig P. Baker, Geoffrey B. Baker, William H. Cuddy, and Gerard M. Lavin.

     The Audit Committee of the Board of Directors, which currently consists of Craig P. Baker, Geoffrey B. Baker, William H. Cuddy, and Gerard M. Lavin, makes recommendations to the Board of Directors with respect to the selection of auditors and reviews with the auditors their report on the Company's financial statements. This committee met three times during fiscal 1996.

     The Compensation/Stock Option Committee, the current members of which are Geoffrey B. Baker, William H. Cuddy, and Gerard M. Lavin, met once during the last fiscal year. The Compensation/Stock Option Committee administers the Company's option plans as to officers of the Company and, as requested by the Board, considers and makes recommendations to the Board respecting discretionary cash compensation for Executive Officers and certain other employees of the Company and FoM.

     The Nominating Committee, of which Craig P. Baker currently is the sole member, makes recommendations to the Board concerning prospective Director-nominees and, on occasion, also may make recommendations to the Board concerning adjustments to the total number of Board seats. In the course of its deliberations, the Nominating Committee expects from time to time to consider such potential Director-candidates as may have been recommended by stockholders for its consideration. A stockholder desiring to recommend a candidate should submit the recommendation in writing to the Secretary of the Company at the Company's principal executive offices. The recommendation should explain the proposing stockholder's reasons for recommending the candidate and be accompanied by the candidate's current resume and a statement, signed by the candidate and recently dated, affirming his or her interest in being considered as a prospective Director-nominee and willingness to provide additional information if requested by the Nominating Committee or the Board. The Nominating Committee did not meet during fiscal 1996.

     The Board has no other standing committees.

     The Board of Directors held five meetings in fiscal 1996. During that year, each incumbent Director attended more than 75% of the total of (a) the number of Board meetings held while he served as a Director and (b) the number of meetings of Board committees on which such Director served that were held during his period of service.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION INFORMATION

     The table which follows sets forth summary information for the Company's 1996 fiscal year and, as applicable, the preceding two fiscal years with respect to the compensation of Kenneth C. Eich and of Steve Gasper, Jr., each of whom served as the Company's Chief Executive Officer during a portion of fiscal 1996, and of each other current or former Executive Officer of the Company (including the Company's current CEO, Conrad W. Koski) who served as an Executive Officer during fiscal 1996 and whose total salary and bonus compensation for such fiscal year exceeded $100,000 ("named executives").


                           SUMMARY COMPENSATION TABLE

                                                                                    Long-Term
                                                  Annual Compensation(1)           Compensation
                                             --------------------------------      ------------
                                                                                      Awards
                                                                                   ------------
                                                                      Other
                                                                      Annual        Securities
                                                                      Compen-       Underlying          All Other
                                             Salary       Bonus       sation       Options/SARs       Compensation
    Name and Principal Position       Year    ($)(1)       ($)(2)      ($)(3)          (#)(4)             ($)(5)
-------------------------------------------------------------------------------------------------------------------
Conrad W. Koski                        1996  $ 87,496     $ 25,000       -0-              -0-            $ 4,500
 President and Chief Executive         1995    88,731       20,000       -0-              -0-              1,364
 Officer since November                1994    88,703       98,980       -0-              -0-              2,989
 18, 1996; during fiscal years
 reported, Executive Vice-President
 and Treasurer
-------------------------------------------------------------------------------------------------------------------
Kenneth C. Eich                        1996  $ 56,090     $    -0-       -0-            -0-              $   -0-
 Former President and Chief            1995       N/A          N/A       N/A            N/A                  N/A
 Executive Officer (March 19,          1994       N/A          N/A       N/A            N/A                  N/A
 1996 through November 15,
 1996)
-------------------------------------------------------------------------------------------------------------------
Steve Gasper, Jr.                      1996  $100,000     $500,000       -0-            -0-              $ 4,500
 Former President and Chief            1995   100,000      500,000       -0-            -0-                  735
 Executive Officer (April 4, 1994      1994    50,000      236,667     $178,818       120,000                -0-
 through March 18, 1996)
-------------------------------------------------------------------------------------------------------------------
Charles R. Roberts                     1996  $ 95,000     $ 50,000       -0-            -0-              $ 4,500
 Senior Vice-President                 1995    95,000      180,000       -0-            8,000                811
 (since July 26, 1994)(6)              1994       N/A          N/A       N/A            N/A                  N/A
-------------------------------------------------------------------------------------------------------------------
Urban A. MacDonald                     1996  $105,462     $143,951       -0-            -0-              $   -0-
 Former Senior Vice-President          1995   120,000      180,930       -0-            8,000                -0-
 (October 17, 1994 through August      1994       N/A          N/A       N/A            N/A                  N/A
 16, 1996)(6)
-------------------------------------------------------------------------------------------------------------------

(1)  This compensation was received primarily in their capacities with FoM.
     In addition to salary paid in respect of services performed during the pertinent fiscal year, amounts reported in this column include, where applicable, salary payable for such year but deferred under the Company's former Deferred Compensation Plan (which was discontinued on February 29,
     1996) and salary so payable but contributed on behalf of the named executive to the Company's Capital Accumulation Plan, a so-called "401(k) plan." For Mr. Koski, the amounts reported also include for each fiscal year an amount equal to the interest paid by him for such year on a then-outstanding loan to purchase Common Stock, pursuant to the terms of the Company's former Loan Guaranty Plan.

(2)  This compensation was received primarily in their capacities with FoM.
     In addition to bonuses paid in respect of the pertinent fiscal year, the amounts reported in this column include, where applicable, bonuses payable for such year but deferred under the Deferred Compensation Plan or contributed to the Capital Accumulation Plan. For Mr. MacDonald, the amounts reported consist of a share of the net profits of FoM's Corporate Finance Department that were payable to him as head of that department and investment executive commissions.

(3) The fiscal 1994 amount reported in this column for Mr. Gasper includes relocation expense reimbursements and an adjustment for the tax effect of such reimbursements aggregating to $154,026. In accordance with Commission rules, the other amounts shown in this column do not include any perquisites or other personal benefits provided to named executives, which in each case and for each fiscal year did not exceed the lesser of
     (a) $50,000 and (b) 10% of the aggregate salary and bonus reported for the named executive.

(4) All shares reported in this column relate to option grants. The Company has never maintained any plans for the grant of so-called "freestanding" stock appreciation rights ("SARs").

(5) Fiscal 1996 amounts reported in this column consist entirely of Company "matching" contributions allocated for the pertinent year to the accounts of then-eligible named executives under the Capital Accumulation Plan. Fiscal 1994 and 1995 amounts also include contributions allocated to the accounts of then-eligible named executives under the Company's former Profit Sharing Retirement Plan, and fiscal 1994 amounts also include contributions allocated to the accounts of then-eligible named executives under the Company's former Employee Stock Ownership Plan, both so-called "defined contribution" plans that have been discontinued.

(6) Beginning date shown is date of engagement as an officer of FoM. Messrs. MacDonald and Roberts were first appointed Executive Officers in December 1994. As permitted by rules of the Commission, fiscal 1994 compensation information is not presented for Mr. Roberts since he did not serve as an Executive Officer during that year.

STOCK OPTIONS

     During fiscal 1996, no options were granted to any of the named executives and no previously granted options were exercised by any of them. The following table provides information concerning unexercised options held by the named executives at fiscal year-end.


                            FY-END OPTION/SAR VALUES


                          Number of Securities                Value of
                               Underlying            Unexercised In-the-Money
                       Unexercised Options/SARs               Options/
                               at Fiscal                   SARs at Fiscal
                             Year-End (#)                  Year-End ($)(1)
                 ------------------------------------------------------------
                             Exercisable/                   Exercisable/
       Name                  Unexercisable                  Unexercisable
-----------------------------------------------------------------------------
Conrad W. Koski                 10,725/0                        $5,315/$0
-----------------------------------------------------------------------------
Kenneth C. Eich                      0/0                            $0/$0
-----------------------------------------------------------------------------
Steve Gasper, Jr.                    0/0                            $0/$0
-----------------------------------------------------------------------------
Charles R. Roberts               8,000/0                            $0/$0
-----------------------------------------------------------------------------
Urban A. MacDonald                   0/0                            $0/$0
=============================================================================

(1) For purposes of this column, "value" is determined by subtracting the aggregate exercise price for the optioned shares from the product of that number of shares and the closing price for the Common Stock on the Chicago Stock Exchange as of fiscal year-end.


CERTAIN CONTRACTS

     Koski Employment Contract. In connection with his promotion to CEO of the Company and FoM, Conrad W. Koski has entered into a new employment agreement with the Company. The agreement provides for payment to Mr. Koski of salary at the annual rate of $96,919 and of a cash bonus equal to 10% of the Company's consolidated net income (as determined according to generally accepted accounting principles) for the period of the agreement or, if greater, $200,000. The bonus is payable quarterly within 30 days after release of the Company's quarterly earnings report for a pertinent quarter and is to be prorated for the first quarter of fiscal years 1997 and 1998 to take into account the portions of those quarters not within the agreement period. The agreement also entitles Mr. Koski to certain perquisites and to participate in Company employee benefit plans while he continues as an employee, and it imposes certain non-compete obligations upon him for a period of one year after termination of his employment.

     The agreement has a one-year term, commencing as of November 18, 1996, but would automatically terminate earlier if Mr. Koski should die or become "disabled" (as that term is used in the agreement) and may be terminated earlier under certain other circumstances. If Mr. Koski's employment is terminated by the Company "for cause" (as defined in the agreement) during its one-year term, he would be entitled only to payment of any unpaid amounts of salary then accrued for his services prior to termination, but if termination during that period is due to his death or disability, by Mr. Koski for "good reason" (as therein defined), or by the Company other than for cause, he (or his estate) would be entitled to receive the remainder of the salary and the $200,000 guaranteed portion of the bonus that would have been payable under the agreement had he remained employed through the end of its term. The agreement also provides that if Mr. Koski's employment is terminated by the Company other than for cause before the end of the agreement's term, he will be entitled during the 30-day period following his termination to require the Company to purchase all shares of Common Stock then owned by him, at a price equal to the closing bid price for such shares on the public market as of his termination date.

     Koski Retirement Agreement, Former Guaranteed Loan. The Company also has a supplemental retirement benefit agreement with Mr. Koski, which was entered into several years ago and continues to be in effect. Under this agreement, following his retirement from the Company's employ or termination of his employment under certain circumstances in the event of a change in control of the Company, but in any event not before age 65, cash payments equal to 25% of his average compensation in the fiscal years 1987 through 1991 are payable to Mr. Koski for each year until age 75 and to designated beneficiaries in the event of his death before age 75. Should he die before retirement, an amount equal to such annual benefit is payable to his designated beneficiaries in the year following death and 50% of such amount is payable in each year thereafter until Mr. Koski would have reached age 65 or for nine years, whichever is later.

     For a portion of fiscal 1996, there also was outstanding a Company guaranty of a third-party loan that was made to Mr. Koski in fiscal 1987 for the purpose of purchasing Common Stock. This guaranty was extended pursuant to the provisions of a former Company plan designated as the Key Employee Stock Purchase Loan Guaranty Plan (the "Loan Guaranty Plan"), which was approved by the Company's stockholders at its 1986 annual meeting. By the beginning of fiscal 1996, the aggregate principal amount of the guaranteed loan had decreased to $60,000; it was repaid in full early that year. Under the terms of the Loan Guaranty Plan, while the loan was outstanding the Company was obligated to pay Mr. Koski additional compensation equal to the amount of interest on the loan paid by him. The additional compensation so paid for the fiscal years covered by the Summary Compensation Table above is included there under "Salary."

     Roberts Employment Agreement. In connection with his engagement by FoM in July of 1994, Charles R. Roberts entered into an employment agreement providing for salary at the annual rate of $95,000, a minimum cash bonus at the annual rate of $180,000 through the end of fiscal 1995, and a potential future grant of options to purchase 8,000 shares of Common Stock, which occurred during fiscal 1995. Currently, only the salary payment continues to be covered by the agreement. Under the agreement, Mr. Roberts may be terminated by FoM at will, but if he is terminated other than for "cause" (as therein defined) prior to the end of fiscal 1997 he will be entitled to receive his salary through the end of that period. The agreement also entitles Mr. Roberts to receive certain fringe benefits and to participate in employee benefit plans and in any bonus pool for executives at his level, and it imposes certain indemnification obligations upon him.

     In connection with Mr. Robert's employment, FoM also made him a $25,000 cash advance, $5,000 of which was forgiven on each of the first and second anniversaries of his employment by FoM and the remainder of which is to be forgiven in $5,000 increments on the third through fifth anniversaries of his employment provided he is then still employed by FoM.

     Eich Severance Arrangements.   In connection with his resignation from his
former positions with the Company and FoM, Kenneth C. Eich entered into a severance agreement with the Company. Under this agreement, in lieu of all other compensation and benefits otherwise payable or required to be provided to him, Mr. Eich received a $100,000 cash payment in November 1996 and is entitled through March 1997 to continue participation in the Company's medical and health insurance plan on the same basis as immediately prior to his resignation.

     Gasper Severance Arrangements. In connection with his former engagement as President and CEO in March of 1994, Steve Gasper, Jr. entered into an employment agreement with the Company and FoM. In connection with his March 1996 resignation from his positions with the Company and FoM, that employment agreement was modified into a severance agreement. As so modified, the agreement provides that through March 17, 1997, he will continue to be paid cash compensation at the annual salary and quarterly bonus rates that applied to him in fiscal 1995 and to continuation of some of the fringe benefits provided to him while he was CEO. Until March 18, 1998, Mr. Gasper is prohibited under this agreement from making any attempt to induce or encourage any employee of the Company or any affiliate to leave for employment with a competitor. The agreement also imposes confidentiality obligations upon Mr. Gasper, which continue indefinitely.


PERFORMANCE GRAPH

     The graph below compares the cumulative total return on the Common Stock for the last five fiscal years with the cumulative total return on the Standard & Poor's 500 Composite Stock Index (the "S & P 500 Index") and on the Lipper Analytical Brokerage Firm Composite Stock Price Index (the "Lipper Composite Index") over the same period (assuming an investment of $100 in each on September 30, 1991 and reinvestment of all dividends). The Lipper Composite Index is comprised of 30 publicly held regional and national securities firms, not including the Company.


            Comparison of Five Year Cumulative Total Return Among
         First of Michigan, S&P 500 Index and Lipper Composite Index


                                 [LINE GRAPH]



                                 FISCAL YEAR ENDING SEPTEMBER

                         1991    1992    1993    1994    1995    1996

First of Michigan       100.00  131.49  126.46  176.04  119.61  104.49

S&P 500 Index           100.00  111.04  125.44  130.06  168.70  202.98

Lipper Composite Index  100.00  113.66  199.70  152.91  239.41  255.24

REPORTS ON EXECUTIVE COMPENSATION

     Board of Directors Report

     General Executive Compensation Policy. For many years, the Company's policy concerning the compensation of Executive Officers has been to structure the compensation components for such executives (principally, salary, bonuses, and stock-based awards) such that a substantial portion of an executive's total potential compensation, annually and over the longer term, is dependent upon Company profits and/or appreciation in the market value of the Common Stock. Allowing for variations made necessary or advisable by arrangements individually negotiated with recently hired executives as they joined the Company or by the unusual turnover of Executive Officers during the course of the year, this same general policy was followed with respect to compensating fiscal 1996 Executive Officers for the year. More particularized information concerning the fiscal 1996 compensation of these executives is provided in the remainder of this report and the committee reports which follow.

     1996 Executives No Longer with the Company. During the course of fiscal 1996 the Company had two Chief Executive Officers: Steve Gasper, Jr., who served as CEO until his resignation in March of 1996, and Kenneth C. Eich, who succeeded Mr. Gasper and served until his resignation after the end of the fiscal year. Former Executive Officer Urban A. MacDonald, who served as head of FoM's Corporate Finance Department for most of the fiscal year, and another individual who served as an Executive Officer for a portion of the year, also resigned their positions with the Company and FoM during the course of the year.

     As reported earlier in this Proxy Statement, the terms of Mr. Gasper's compensation for his fiscal 1996 period of service as CEO were specified in the employment agreement negotiated with him when he first joined the Company. His severance payments for the year also were the result of arms' length negotiation with him, conducted on behalf of the Company by the Chairman of the Board (then, Mr. Cuddy) and approved by the full Board.

     Mr. Eich did not enter into a written employment agreement with the Company when he became CEO and, although it initially was contemplated that such an agreement might be negotiated after his engagement, no such agreement had been finalized by the time of his resignation. For his period of CEO service during fiscal 1996, he therefore continued to be paid salary and provided employee benefits on the terms the Board had approved when he first joined the Company. Those terms also were the result of arms' length negotiation conducted for the Company as described above, as were the terms of the severance arrangements made with him after year end.

     Mr. MacDonald also did not have a written employment agreement with the Company. For fiscal 1996, his compensation package (which also included commissions earned as a FOM investment executive, a potential cash bonus based on net profits of the Corporate Finance Department, and certain employee benefits) was continued by the Board on the terms initially negotiated with him by the CEO (then, Mr. Gasper) when Mr. MacDonald first joined the Company in the prior fiscal year.

     The other former Executive Officer who resigned during the fiscal year was entitled to salary at a specified annual rate through February 1, 1996, under the contract that had been negotiated with him by Mr. Gasper when the executive first joined the Company. His fiscal 1996 compensation consisted entirely of salary at that rate through the date of his resignation in March 1996, together with certain employee benefits consistent with his position.

     Salaries of Other 1996 Executives. Barring special circumstances, such as when the Board or the CEO (acting within Board-approved parameters) has determined that a salary increase is in order in light of expansion of an executive's duties or for competitive reasons (none of which determinations were made for fiscal 1996), the Company's long-standing practice has been to continue the salaries of Executive Officers without change from year to year, except for occasional cost-of-living adjustments.

     For fiscal 1996, a 4% cost-of-living adjustment was made in the salaries of all Executive Officers whose employment with the Company preceded that year, other than those whose salary arrangements were governed by contract. The fiscal 1996 "salary" total shown in the Summary Compensation Table for Mr. Koski is less than in prior years because of the end of interest reimbursements to him under the Loan Guaranty Plan, which also are included as "salary" in that table.

     Bonuses of Other 1996 Executives. Early in fiscal 1996, the Board determined that 12.75% of Company pre-tax profits for the year (determined on a consolidated basis, before bonuses) would be used as a cash incentive bonus pool. Messrs. Gasper and MacDonald were not eligible to participate in this pool in light of their separate bonus arrangements described above, nor was Mr. Eich. All other fiscal 1996 Executive Officers were eligible, as were other, less senior, management-level employees.

     After fiscal year end, the Executive Committee of the Board was charged with allocating bonuses from the pool among the eligible employees.
The basis for that Committee's decisions is discussed in the report of that Committee below.

     Stock Options. The stock-based component of the Company's compensation structure for Executive Officers traditionally has been implemented through the grant of options to purchase Common Stock under the Company's employee stock option plans. Consistent with the practice in prior years, decisions concerning the grant of options to Executive Officers for fiscal 1996 were made by the Compensation/Stock Option Committee of the Board. The basis for that committee's decisions is discussed in the report of that Committee below.

                                        First of Michigan Capital Corporation
                                        Board of Directors

                                        Craig P. Baker
                                        Geoffrey B. Baker
                                        William H. Cuddy
                                        Conrad W. Koski*
                                        Gerard M. Lavin
                                        Edward Soule*

     * Messrs. Koski and Soule did not become Directors until after the close of fiscal 1996 and accordingly did not take part in any of the compensation decisions covered by the above report.

     Executive Committe Report

     As indicated in the preceding Board report, the decisions of the Executive Committee relating to fiscal 1996 compensation of Executive Officers concerned allocating the bonus pool for that year among the employees eligible to participate, who included some of the 1996 Executive Officers as well as other employees. With respect to these allocations, the Executive Committee determined to defer to the judgment of Mr. Eich, who then was the Company's CEO. Mr. Eich's allocation recommendations were based in part on the varying levels of responsibility of the eligible employees and in part on his subjective assessment of the quality of performance and value to the Company of each employee, relative to that of the other eligible employees, during the portion of the year in which he had served as CEO.


                                                Executive Committee

                                                Craig P. Baker
                                                Geoffrey B. Baker
                                                William H. Cuddy
                                                Gerard M. Lavin


     Compensation/Stock Option Committee Report

     The decisions of the Compensation/Stock Option Committee relating to compensation of Executive Officers were made in its capacity as administrator of the Company's option plan for employees. Although not required to do so under the terms of this plan, which authorizes grants as and when determined to be appropriate by the Committee, in its sole discretion, the Committee normally considers the grant of options to Executive Officers after the close of a fiscal year in light of Company financial performance for the year, and this was the procedure followed for fiscal 1996. In the judgment of the members of the Committee, the Company's performance for the year did not justify any option grants to Executive Officers. Accordingly, no grants were made to any of them for fiscal 1996.

                                        Compensation/Stock Option Committee

                                        Geoffrey B. Baker
                                        William H. Cuddy
                                        Gerard M. Lavin

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     As indicated in the preceding section of this Proxy Statement, certain decisions concerning the fiscal 1996 compensation of Executive Officers were made by the Compensation/Stock Option Committee of the Board of Directors; others were made by the Executive Committee of the Board or by the full
Board. Messrs. Geoffrey Baker, Cuddy, and Lavin served on the Compensation/Stock Option Committee throughout the last fiscal year. They also served on the Executive Committee during the year, as did Mr. Craig Baker. The only other persons who served on either committee at any time during fiscal 1996 are former Director Joseph M. Mendgen, who served on the Compensation/Stock Option Committee until his resignation from the Board in June 1996 and on the Executive Committee until May 1996, and former Director Thomas A. McDonnell, who also served on the Executive Committee for the same period.

     The only persons other than Messrs. Mengden and McDonnell who served on the Board of Directors at any time during the last fiscal year are the incumbent Directors (other than Messrs. Koski and Soule, who first became Directors during the current fiscal year), Steve Gasper, Jr., who resigned from the Board in March 1996 in connection with his resignation as the Company's CEO, and Kenneth C. Eich, who replaced Mr. Gasper on the Board in April 1996 and resigned that position in November 1996 in connection with his resignation as CEO. Messrs. Gasper, Eich, and Mengden are the only current or former Directors who took part in any decisions concerning the fiscal 1996 compensation of any Executive Officer and who also have ever been employed by or an officer of the Company or any of its subsidiaries.

     The Company's post-employment compensation arrangements with Mr. Gasper and Mr. Eich are described above under "Executive Compensation -- Certain Contracts." Mr. Mengden has an agreement with the Company for the provision of supplemental retirement benefits similar to the agreement with Mr. Koski described in the same section, which was entered into several years ago while Mr. Mengden was still an employee of the Company. Benefits became payable to Mr. Mengden under his agreement in April 1992, at the rate of $49,500 per year for 10 years.


DIRECTORS' COMPENSATION

     Retainer, Fees, and Other Benefits. Directors who are not also employees of the Company or an affiliate receive an annual retainer of $8,000, fees of $1,500 for each Board meeting attended in person, $500 for each such meeting attended by phone, and $750 for each Board committee meeting attended, and are reimbursed reasonable traveling expenses. In addition, the Chairman of the Board (currently Mr. Soule) and the chairman of the Board's Audit Committee (currently Mr. Cuddy) receive additional annual retainers of $65,000 and $6,000, respectively. The Company also permits Directors who are not employees to elect to participate in its health insurance plans on the same terms as are available to its employees generally. The only Director currently participating in such plans is Geoffrey B. Baker.

     Stock Options. At their meeting in 1989, the stockholders approved the Company's Directors Stock Option Plan of 1989 (the "Directors Plan"), which is intended to extend the policy of providing management with an equity interest in the Company to Directors who are not employees and therefore not eligible for stock options under any of the Company's other stock option plans, and to provide an incentive to qualified individuals to serve or continue to serve as Directors. The only Directors eligible to participate in this plan are those who are not and have never been employees of the Company or any of its subsidiaries. Currently, the eligible Directors are Craig P. Baker, Geoffrey
B. Baker, William H. Cuddy, Gerard M. Lavin, and Edward Soule.

     Under the terms of the Directors Plan, for any year in which the Company meets the performance goals stated in either Column A or Column B below, each eligible Director receives an option to purchase the quotient of the number of shares listed in Column C divided by the number of eligible Directors:


      A.                              B.                              C.
      --                              --                              --
                                INCREASE IN PROFITS
PRE-TAX PROFIT PERCENTAGE       OVER PREVIOUS
OVER REGIONAL AVERAGE           THREE-YEAR AVERAGE              NUMBER OF SHARES
-------------------------       ------------------              ----------------
          .25                           5%                             1,000
          .50                          10%                             1,000
          .75                          15%                             2,000
         1.00                          20%                             2,000
         1.25                          25%                             3,000
         1.50                          30%                             3,000
         1.75                          35%                             4,000
         2.00                          40%                             4,000
         2.25                          45%                             5,000
         2.50 or more                  50% or more                     5,000

For fiscal 1996, no options were granted under this plan.

     The exercise price for any option granted under the Directors Plan during a given year is the market value for the Common Stock on the Chicago Stock Exchange as of the date of the regular December meeting of the Board of Directors (or if there is no such meeting, December 31) of that year. Options granted under the Directors Plan ordinarily may be exercised at any time during the period which begins five years from the date of grant and ends seven years after that date. However, exercisability would be accelerated in the event of a change in control of the Company (as defined in the plan). No option may be exercised after the holder thereof voluntarily resigns from service as a Director, unless such resignation is due to disability or retirement from the Board with the consent of all other Board members or after age 65. Options granted under the Directors Plan are non-transferable, except by will or the laws of descent and distribution in the event of death. No options may be granted under the plan after December 31, 1999.

     On January 24, 1997, in connection with his appointment as a Director and the new Chairman of the Board, a special option grant was made to Mr. Soule by the Board, covering 25,000 shares of Common Stock at a per share exercise price of $8 (the closing bid price on the Chicago Stock Exchange on the day before the grant). The option is nontransferable, normally will not become exercisable until the third anniversary of grant (although the Board will have discretion to accelerate exercisability upon a change in control), and will expire on the fifth anniversary of grant if not sooner exercised. If Mr. Soule were to voluntarily resign from service as a Director while the option remains outstanding, other than due to disability or retirement with the consent of all other Board members, the option no longer would be exercisable.


                         RATIFICATION OF APPOINTMENT OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

Upon the recommendation of its Audit Committee, the Board of Directors has appointed Ernst & Young LLP as the Company's independent public accountants for the fiscal year ending September 26, 1997, subject to stockholder ratification. A representative of Ernst & Young LLP, which audited the accounts of the Company for its fiscal year ended September 27, 1996, is expected to be present at the Meeting with the opportunity to make a statement if he desires to do so and to be available to respond to appropriate questions.

     Assuming the presence of a quorum, approval of the proposal to ratify the appointment of Ernst & Young LLP will require the affirmative vote of the majority of shares present in person or represented by proxy at the Meeting and entitled to vote thereon. Any abstention concerning the proposal by shares so present or represented and entitled to vote will have the same effect as a vote against the proposal. If there is any broker non-vote with respect to the proposal, the shares that are the subject of such non-vote will not be counted as present and entitled to vote for purposes of the vote on the proposal and accordingly will have no effect on the outcome of the vote.

                                MISCELLANEOUS

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Executive Officers and Directors of the Company and beneficial owners of more than 10% of its outstanding Common Stock are required to file initial statements of beneficial ownership and reports of changes in ownership of Common Stock, pursuant to Section 16(a) of the Securities Exchange Act of 1934. The Company has reviewed such reports as it has received from persons known to it to be (or during fiscal 1996 to have been) subject to such requirements and written representations of certain such persons to the effect that other reports are not required. Based solely on such review, the Company believes that in respect of fiscal 1996 all Section 16(a) filing requirements were met.


PROPOSALS FOR 1997 ANNUAL MEETING

     A stockholder desiring that a proposal, otherwise proper for presentation, be presented at an Annual Meeting of Stockholders to be held in 1998 must send such proposal to the Secretary of the Company for inclusion in the materials relating to that meeting so that it is received by September 30, 1997.

COST OF SOLICITING PROXIES

     The expense of soliciting proxies will be paid by the Company. In addition to the use of the mails, proxies may also be solicited personally, or by telephone or telegraph, by Directors and by officers and regular employees of the Company. The Company may reimburse banks, brokers, and fiduciaries holding stock in their names or in the names of their nominees for their expenses in sending soliciting material to the beneficial owners of such stock and obtaining their proxies.

                                        By Order of the Board of Directors


                                                Lenore P. Denys
                                        Senior Vice President and Secretary

Dated:  January 27, 1997

                                                     PROXY


                          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


                          The undersigned hereby appoints William H. Cuddy and
                          Conrad W. Koski, as Proxies, each with the power to
                          appoint his substitute, and hereby authorizes them to
FIRST OF MICHIGAN         represent and to vote, as designated below, all the shares
Capital Corporation       of common stock of First of Michigan Capital Corporation
100 Renaissance Center    which the undersigned has power to vote, at the annual
26th Floor                meeting of stockholders to be held on February 27, 1997 or
Detroit, Michigan  48243  any adjournment thereof.


1.  Election of Directors  [ ] For all nominees listed below            [ ] Withhold authority
                           (except as marked to the contrary below)     to vote for all nominees listed below


CONRAD W. KOSKI and GERARD M. LAVIN, for terms expiring in 1999, and GEOFFREY
B. BAKER and WILLIAM H. CUDDY, for terms expiring in 2000.

(INSTRUCTION: To withhold authority to vote for any individual nominee write that nominee's name on the space provided below.)

________________________________________________________________________________

2.   Approval of Ernst & Young LLP as the independent public accountants.
     [ ] For    [ ] Against    [ ] Abstain

3. In the discretion of the Proxies upon such other business as may properly come before the meeting.



                         (continued from other side)


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION AS DIRECTORS OF THE BOARD'S NOMINEES AND FOR PROPOSAL 2. The undersigned acknowledges receipt of the Notice and Proxy Statement concerning the annual meeting of stockholders to be held on February 27, 1997 and revokes all proxies heretofore given to vote at said meeting and any adjournments.


                                                _______________________________
                                                Signature

                                                _______________________________
                                                Signature if held jointly

                                                Dated:__________________, 1997.
                                                Please sign exactly as the
                                                name appears.  When shares are
                                                held by joint tenants, both
                                                should sign.  When signing as
                                                attorney, as executor,
                                                administrator, trustee or
                                                guardian, please give full
                                                title as such.  If a
                                                corporation, please sign in
                                                full corporate name by
                                                President or other authorized
                                                officer.  If a partnership,
                                                please sign in partnership
                                                name by authorized person.

     PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE